SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 7)


                                Mail Boxes Etc.
                      ----------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                      ----------------------------------
                          (Title Class of Securities)


                                 560310 10 4
                      ----------------------------------
                                (CUSIP Number)

         MICHAEL DOOLING, BUNGALOW NO. 3, 427 SOUTH MARENGO AVENUE,
                             PASADENA, CA 91101
         ----------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                          ANNUAL UPDATE - JANUARY 1996
             ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
(4), check the following box _____.


Check the following box if a fee is being paid with this statement ______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.  560310 10 4
          --------------

1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael Dooling and Kathleen Kelley Dooling,
          Trustee U/T/D 12/8/88
          F/B/O Dooling Family Trust
          SSN:  ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a) _____

          (b) -----


3.  SEC USE ONLY


4.  SOURCE OF FUNDS


5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)


6.  CITIZENSHIP OR PLACE OF ORGANIZATION


7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

          453,264


8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER



9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

          453,264


10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER



11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          768,674 <F1>


12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11


14.  TYPE OF REPORTING PERSON

          IN

[FN]
<F1>
The reporting person is General Partner of Jacaranda Partners which owns 306,498 shares and his children own 8,912. These 315,410 shares are included in the total.
[/FN]


                              Signature
                      -------------------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  2/7/96    Signature:  Michael Dooling
      ---------             -------------------------------